Exhibit 99.1

John M. Pietruski to Retire from Hershey Foods Corporation's Board of Directors

HERSHEY, Pa., April 22, 2003 - Hershey Foods Corporation today announced that John M. Pietruski has retired from its Board of Directors effective April 22, 2003. A Hershey Foods Director since 1987, he chaired the Committee on Directors and Corporate Governance and was a member of the Executive Committee.

Pietruski also is Chairman of the Board of Texas Biotechnology Corporation, Houston, Texas, a pharmaceutical research and development company. He is a director of FirstEnergy Corporation and Professional Detailing Inc.

In announcing the retirement, Richard H. Lenny, Chairman, President and Chief Executive Officer said, "Hershey has benefited greatly from Jack's vast experience, discerning questions and solid advice over the past 16 years. We thank him for his dedicated service to the Company."

About Hershey Foods Corporation
Hershey Foods Corporation (NYSE:HSY) is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products. Some of the company’s most popular products include HERSHEY®’S chocolate and chocolate with almonds bars, HERSHEY®’S KISSES® chocolates, REESE’S® peanut butter cups, JOLLY RANCHER® and TWIZZLERS® candies, HERSHEY®’S cocoa, and HERSHEY®’S syrup. The company also is a market leader in the gum and mint category with such well-known brands as ICE BREAKERS®, BREATH SAVERS®, and BUBBLE YUM®.

Media Contact: Christine M. Dugan (717) 508-3238

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